Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the common shares, par value $0.001 per share, of GeoPark Limited is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.
Dated this 12th day of March 2026.

Colden Investments S.A.

By:	/s/ Jaime Gilinski
Name: Jaime Gilinski
Title: Authorized Signatory

By:	/s/ Jaime Gilinski
Jaime Gilinski